UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
November 18, 2010 (November 15, 2010)
Date of Report (Date of earliest event reported)
Archipelago Learning, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34555	27-0767387

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3232 McKinney Avenue, Suite 400
Dallas, Texas	75204

(Address of principal executive offices)	(Zip Code)
(800) 419-3191
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 15, 2010, Ms. Ruth E. Orrick was appointed to the Board of Directors of Archipelago Learning, Inc. (the “Company”), joining Peter Wilde, Tim McEwen, Brian H. Hall, Thomas F. Hedrick, David Phillips and Michael Powell. Ms. Orrick will serve on the Company’s Audit Committee.
     Ms. Orrick will be paid an annual retainer of $20,000 and a fee of $1,000 for each meeting attended. Ms. Orrick elected for the annual retainer to be paid 100% in shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Ms. Orrick will also receive an annual restricted share award with a grant date fair market value of $25,000, which will vest on the first anniversary of the grant date, for each continued year of service. On November 18, 2010, Ms. Orrick will receive approximately 1,342 shares of Common Stock valued at $11,233, representing the pro-rated portion of payment of her annual retainer as a board member and approximately 1,678 shares of restricted Common Stock valued at $14,041, representing the pro-rated portion of payment of her annual restricted share award. The Company also reimburses all directors for reasonable expenses incurred to attend meetings of the board of directors or committees.
Other than as described above, there are (1) no arrangements or understandings between Ms. Orrick and any other person pursuant to which Ms. Orrick was appointed to the Board of Directors, and (2) no transactions between Ms. Orrick and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 8.01	Other Events
     Effective November 15, 2010, David Phillips resigned from the Audit Committee of the Board of Directors of Archipelago Learning, Inc.

Item 9.01	Financial Statements and Exhibits
     (d) Exhibits
99.1	Press Release issued on November 18, 2010 by Archipelago Learning, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHIPELAGO LEARNING, INC.
/s/ Tim McEwen
Name:	Tim McEwen
Title:	President and Chief Executive Officer

Date: November 18, 2010

Exhibit	Description
99.1	Press Release issued on November 18, 2010 by Archipelago Learning, Inc.